Exhibit 2.3

Form of 12% Convertible Debenture

THIS DEBENTURE AND THE UNDERLYING SECURITIES INTO WHICH IT MAY BE DIRECTLY AND INDIRECTLY CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. NONE OF THIS DEBENTURE AND SUCH OTHER SECURITIES MAY BE TRANSFERRED, PLEDGED, ASSIGNED, SOLD OR OTHERWISE DISPOSED OF (ANY SUCH TRANSACTION, A “TRANSFER”) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO, UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED. MOREOVER, ANY SUCH TRANSFER MUST BE IN COMPLIANCE WITH APPLICABLE STATE AND NON-U.S. SECURITIES LAWS.

THE TRANSFER OF THIS DEBENTURE IS RESTRICTED BY THE PROVISIONS OF THE DEBENTURE PURCHASE AGREEMENT, DATED AS OF                              , 2004, BY AND AMONG THE COMPANY AND THE ORIGINAL HOLDER OF THIS DEBENTURE IN RESPECT OF THE SALE AND ISSUANCE HEREOF (THE PURCHASE AGREEMENT), A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS DEBENTURE TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

12% CONVERTIBLE DEBENTURE

No.     $[            ]

                             , 2004 New York, New York

For value received SHELLS SEAFOOD RESTAURANTS, INC., a Delaware corporation (the “Company”), promises to pay to [            ] (the “Holder”) the principal sum of [            ] Dollars ($[            ]), together with interest on the outstanding principal amount hereof (the “Outstanding Principal Amount”) at the rate of twelve percent (12%) per annum, which rate shall be computed based on a 365-day year and actual days elapsed. Interest shall commence with the date hereof and shall continue on the Outstanding Principal Amount until paid in full. The Outstanding Principal Amount and all accrued and unpaid interest hereunder (collectively, the “Outstanding Aggregate Amount”) shall be due and payable on or before the earlier to occur of (a) March [    ], 2005, (b) a financing of equity or debt resulting in gross proceeds to the Company of no less than one million five hundred thousand dollars ($1,500,000), or (c) an Event of Default (as defined below) (the “Maturity Date”).

1. All payments of interest and principal shall be in lawful currency of the United States of America which shall be legal tender in payment of all debts, public and private, at the time of payment. All payments shall be applied first to accrued interest and thereafter to the Outstanding Principal Amount. If any payment of this Debenture becomes due and payable on a day that is not a Business Day (as defined below), such payment shall be extended to the next succeeding Business Day. As used herein, a “Business Day” shall mean any day other than a day when commercial banks in New York City are authorized or required by law to close.

2. In the event that the Company, on or prior to the Maturity Date, consummates the sale of shares of its common stock, preferred stock, debt instrument or other security (other than a sale of common stock or other securities to officers, directors or employees of, or consultants to, the Company in connection with their provision of services to the Company) (“Securities”) resulting in net proceeds to the Company of at least $250,000 (a “Future Financing”), then the Outstanding Aggregate Amount as of the closing date of such financing shall, at the sole option of the Holder, convert in whole or in part, at the sole option of the Holder, into shares of the Securities sold in such Future Financing. The number of shares of Common Stock to be issued to the Holder in respect of such conversion shall be equal to the quotient, rounded down to the nearest whole share, obtained by dividing the Outstanding Aggregate Amount as of the closing date of such Future Financing by 100% of the price per share or per unit paid by the Investors purchasing the Securities in such Future Financing (the “Financing Price”). As to any fraction of a share that the Holder of this Debenture would otherwise be entitled to receive in respect of such conversion, the Company shall have the option to either (i) pay the Holder a sum in cash equal to such fractional amount multiplied by the Financing Price or (ii) issue an additional whole share of Common Stock to the Holder. The Holder of this Debenture, by its acceptance hereof, expressly waives any right to receive any fractional shares of Common Stock upon exercise of this Debenture. Any shares of Common Stock to be issued to the Holder shall have the same rights, preferences and privileges as those applicable to shares issued in the Future Financing.

3. If there shall be any Event of Default hereunder, the Company shall pay in cash, 1.5% of the Outstanding Aggregate Amount hereof per month, plus, all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Debenture, and this Debenture shall accelerate, the Outstanding Aggregate Amount hereof shall immediately become due and payable. All accrued and unpaid interest on this Debenture shall immediately become capitalized and added to the Outstanding Principal Amount. The occurrence of any one or more of the following shall constitute an “Event of Default:”

(a) The Company fails to pay (i) the Outstanding Principal Amount on the date the same becomes due and payable or (ii) any accrued and unpaid interest or other unpaid amounts due under this Debenture within five (5) Business Days following the date the same becomes due and payable;

(b) The dissolution, liquidation or termination of the legal existence of the Company;

(c) The admission by the Company in writing of its inability to pay generally its debts as they mature;

(d) The filing by the Company of any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, the making by the Company of any assignment for the benefit of creditors or the taking by the Company of any corporate action in furtherance of any of the foregoing; or

(e) The filing of an involuntary bankruptcy petition in respect of the Company (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or the appointment of a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) to take possession, custody or control of any property of the Company; or

(f) The Company shall, after any required notice thereunder and after the expiration of applicable grace periods, default in the repayment of any principal of or the payment of any interest on any indebtedness.

4. This Debenture may be Transferred only on the books of the Company (a) upon delivery hereof duly endorsed by the Holder or by the Holder’s duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to Transfer, and (b) in the absence of an effective registration statement with respect to this Debenture, and if so requested by the Company, upon its receipt of an opinion of counsel reasonably satisfactory to it that such Transfer will not result in a violation of the Act or any applicable state “blue sky” laws or non-U.S. securities laws and (c) in compliance with the provisions of the Purchase Agreement. In all cases of Transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of his, her or its authority shall be produced. Upon any registration of Transfer, the Company shall deliver a new Debenture or Debentures to the person entitled thereto. Any Debentures issued upon the Transfer of this Debenture shall be numbered and shall be registered in a Debenture Register as they are issued. The Company shall be entitled to treat the registered holder of this Debenture in the Debenture Register as the owner in fact hereof for all purposes and as the Holder hereof, shall not be bound to recognize any equitable or other claim to, or interest in, such Debenture on the part of any other person, and shall not be liable for any registration or Transfer of this Debenture which is registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that such fiduciary or nominee is committing a breach of trust in requesting such registration or Transfer, or with the knowledge of such facts that its participation therein amounts to bad faith. This Debenture may be exchanged, at the option of the Holder thereof, for another Debenture, or other Debentures of different denominations, of like tenor and representing in the aggregate the identical Outstanding Principal Amount hereof, upon surrender of this Debenture to the Company or its duly authorized agent. Any Transfers of this Debenture in violation of the provisions of this Section 4 will be null and void and without effect.

5. The Company hereby waives all demand, notice, presentment, protest and notice of dishonor in connection with this Debenture and its obligations hereunder.

6. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture and of a letter of indemnity reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incident thereto, and upon surrender or cancellation of this Debenture, if mutilated, the Company will make and deliver a new Debenture of like tenor in lieu of such lost, stolen, destroyed or mutilated Debenture.

7. Any notice or other communication given hereunder shall be deemed to have been duly given at the time when hand delivered, delivered by courier, or sent by facsimile (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided below or such other contact information as the parties may have duly provided by notice, addressed: to the Company, at its office located at 16313 N. Dale Mabry Highway, Suite 100, Tampa, Florida 33618, Facsimile, (813) 961-6865, Attention: Chief Executive Officer; and to the Purchaser at the address indicated on the signature page of the Purchase Agreement pursuant to which the Holder acquired this Debenture.

8. The terms of this Debenture shall be construed in accordance with the laws of the State of New York, as applied to contracts entered into by New York residents within the State of New York, which contracts are to be performed entirely within the State of New York, without regard to the principles of conflicts of law.

9. Any term of this Debenture may be amended or waived only with the written consent of the Company and the Holder.

IN WITNESS WHEREOF, the Company has executed this Debenture as of the date first written above.

SHELLS SEAFOOD RESTAURANTS, INC.

By:
Name:
Title: